Exhibit 10.111
Loan Agreement
Rank Group Limited
Borrower
and
Rank Group Holdings Limited
Lender
Date 15 February 2008
BELL GULLY
AUCKLAND VERO CENTRE. 48 SHORTLAND STREET
PO BOX 4199, AUCKLAND 1140, DX CP20509, NEW ZEALAND
TEL 64 9 916 6800 FAX 64 9 916 8801

BELL GULLLY
This Loan Agreement is made on 15 February, 2008

between	(1)	Rank Group Limited (Borrower)

and	(2)	Rank Group Holdings Limited (Lender)
Introduction
The Lender is willing to make available to the Borrower a loan of the NZD Equivalent of US$215,000,000 or such other amount and in such other currency as agreed between the Borrower and the Lender.
ft is agreed
1.	Interpretation

1.1	Definitions

In this Agreement, unless the context otherwise requires:

Loan means an amount of up to US$215,000,000 or such other amount as agreed between the Borrower and the Lender, as may be increased by further advances from time to time (and as that balance may be reduced by partial repayments from time to time);

Margin means 3.25 per cent per annum;

NZD Bill Rate means the rate per annum determined, from time to time, by the Lender to be the average 90 day bank bill rate applying over the relevant period during which interest is to be charged in relation to the Loan (determined on a quarterly basis);

NZD Equivalent means the amount of NZD which the Lender could purchase with US Dollars at a registered bank’s spot rate of exchange for purchasing NZD with US Dollars in the New Zealand interbank market at or about 11 am (local time) on the day on which the calculation is required to be made.

1.2	Construction of certain references

In this Agreement, unless the context otherwise requires, any reference to:

a business day means a day (other than a Saturday) on which registered banks are open for general banking business in Auckland;

a person includes an individual, a body corporate, an association of persons (whether corporate or not), a trust, a state and an agency of a state (in each case, whether or not having separate legal personality);

a gender includes each other gender;

the singular includes the plural and vice versa; and

any legislation includes a modification and re-enactment of, legislation enacted in substitution for and a regulation, order-in-council and other instrument from time to time issued or made under, that legislation.

BELL GULLLY
Headings and the table of contents are to be ignored in construing this Agreement.

2.	Availability of the Loan/Currency

2.1	Availability of the Loan

The Lender agrees to make the Loan available to the Borrower, on receiving a request from the Borrower, if:
(a)	none of the events mentioned in clause 6 below has occurred or will occur as a result of the advancing of the Loan; and

(b)	each of the representations and warranties in clause 4.1 below will be true and correct in all material respects on the date of the advance, failing which the Lender may discontinue the requested drawdown of the advance.
2.2	Currency

The parties agree that the Borrower may request that the advance of the Loan be settled by way of payment to the Borrower (or its order) of the NZD Equivalent of the Loan on the drawdown date.

3.	Payment of Loan and Interest

3.1	Repayment of Loan

The Loan shall be repayable by the Borrower to the Lender upon demand being made by the Lender.

3.2	Payment of Interest

The Borrower shall pay the Lender interest on the amount of the Loan outstanding from time to time at the rate per annum determined by the Lender to be the aggregate of the Margin and the NZD Bill Rate. Interest shall only be payable in relation to any calendar year if the Lender makes demand for payment within that calendar year or within 6 months of the end of the relevant calendar year. If the Lender has not made demand within that 6 month period then the Lender shall not be entitled to any interest for that year and the Borrower shall have no liability for payment of interest for that year.

4.	Representations and warranties

4.1	Representations and warranties of each borrower

The Borrower represents and warrants that:
(a)	it is a company duly incorporated and existing under the laws of New Zealand;

(b)	it has the power to enter into, exercise its rights and perform and comply with its obligations under, this Agreement;

(c)	its obligations under this Agreement are legal, valid, binding and enforceable in accordance with their respective terms; and

BELL GULLY
(d)	is able to pay its debts as they fall due.
5.	Undertakings

The Borrower undertakes that it will:
(a)	do all things necessary to maintain its corporate existence; and

(b)	duly and promptly comply with all laws.
6.	Change in circumstances

6.1	Illegality

If, at any time, the Lender determines that it is or may become unlawful to fund all or part of the Loan then, upon the Lender notifying the Borrower:
(a)	the Lender may cancel the Loan; and

(b)	if the Loan has been advanced, the Borrower will repay the Loan immediately.
6.2	Increased costs

If, as a result of the introduction of, or a change in, a law or regulation, the Lender determines that the cost to the Lender of funding the Loan is increased then:
(a)	the Lender is to notify the Borrower; and

(b)	upon demand by the Lender, the Borrower will pay to the Lender the amount certified by the Lender to be necessary to compensate it for that increased cost.
7.	Indemnity

The Borrower will on demand indemnify and hold the Lender harmless against each cost, loss (including loss of profit or margin), expense (including all legal expenses on a solicitor and own client basis and taxes) and liability properly sustained or incurred by the Lender as a result of an amount payable by the Borrower to the Lender under the Loan not being paid when due, by payment to the Lender of the amount the Lender certifies is required to indemnify it for that cost, loss, expense or other liability.

8.	Payments

Each payment by the Borrower to the Lender in connection with the Loan is to be made in the currency in which the Loan was advanced and:
(a)	free of any restriction or condition; and

(b)	free and clear of and (except to the extent required by law) without any deduction or withholding for or on account of tax or on any other account, whether by way of set-off, counterclaim or otherwise.

BELL GULLY
9.	Set-off

9.1	Set-off

The Borrower authorises the Lender to apply at its discretion (without prior notice or demand) any credit balance of the Borrower with the Lender or any amount owed by the Lender to the Borrower in or towards satisfaction of any indebtedness then due to the Lender in connection with the Loan and unpaid.

9.2	Contractual rights

The Lender’s rights under this clause are contractual rights affecting the terms upon which a credit balance is held and the creation of those rights does not constitute the creation of a security interest in that credit balance.

10.	Miscellaneous

10.1	Assignment

This Agreement is binding on and will enure for the benefit of the parties and their respective successors and assigns. No party may assign its rights or obligations under this Agreement without the consent of the other party.

10.2	Amendments

No amendment to this Agreement will be effective unless it is in writing signed by all the parties.

10.3	Partial invalidity

The illegality, invalidity or unenforceability of a provision of this Agreement under any law will not affect the legality, validity or enforceability of that provision under another law or the legality, validity or enforceability of another provision.

10.4	Counterparts

This Agreement may be signed in any number of counterparts all of which, when taken together, will constitute one and the same instrument. A party may enter into this Agreement by executing any counterpart.

10.5	Governing law

This Agreement is governed by and to be construed in accordance with New Zealand law.

BELL GULLY
Execution
Executed as an agreement.
Rank Group Limited by:

/s/ Helen Golding	/s/ Greg Cole

Helen Golding Print Name	Greg Cole Print Name

Rank Group Holdings Limited by:

/s/ Helen Golding	/s/ Greg Cole

Helen Golding Print Name	Greg Cole Print Name